                                                                      EXHIBIT 12


               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1997 through 2001
                      and Twelve Months Ended July 31, 2002
                       (in thousands except ratio amounts)

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

                                               July 31,
                                                 2002         2001         2000         1999         1998         1997
                                               --------     --------     --------     --------     --------     --------
Earnings:
   Pre-tax income from continuing
     operations                                $ 85,964     $ 90,683     $ 99,199     $103,077     $100,938     $ 86,484
   Distributed income of equity
     investees                                   21,893        9,885        4,255         --           --          9,252
   Fixed charges                                 44,841       47,793       44,368       37,978       38,415       39,263
                                               --------     --------     --------     --------     --------     --------
     Total Adjusted Earnings                   $152,698     $148,361     $147,822     $141,055     $139,353     $134,999
                                               ========     ========     ========     ========     ========     ========

Fixed Charges:
   Interest                                    $ 42,962     $ 45,286     $ 42,010     $ 35,911     $ 36,453     $ 36,949
   Amortization of debt expense                     357          420          465          323          304          346
   One-third of rental expense                    1,522        2,087        1,893        1,744        1,658        1,968
                                               --------     --------     --------     --------     --------     --------
     Total Fixed Charges                       $ 44,841     $ 47,793     $ 44,368     $ 37,978     $ 38,415     $ 39,263
                                               ========     ========     ========     ========     ========     ========
Ratio of Earnings to Fixed Charges                 3.41         3.10         3.33         3.71         3.63         3.44
                                               ========     ========     ========     ========     ========     ========
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